Exhibit 2.2

Amending Agreement

AMENDING AGREEMENT

THIS AMENDING AGREEMENT is made the 30th day of April, 2007 among:

RGC CANADA LTD., a corporation existing under the laws of Ontario (“RGC”),

- and -

REDMOND GROUP OF COMPANIES LP, a limited partnership existing under the laws of Ontario (“the Company”),

- and -

2064862 ONTARIO INC., a corporation existing under the laws of Ontario (“2064862”),

-and-

AVS TECHNOLOGIES LIMITED PARTNERSHIP, a limited partnership existing under the laws of Ontario (“AVS”),

(RGC, the Company, 2064862 and AVS, collectively the “Vendors”),

-and-

SYNNEX CANADA LIMITED, a corporation existing under the laws of Ontario (the “Purchaser”)

WHEREAS the Vendors and the Purchaser have entered into an acquisition agreement dated the 27th day of March, 2007 (the “Acquisition Agreement”);

AND WHEREAS the Vendors and the Purchaser wish to amend the Acquisition Agreement in accordance with the terms hereof;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT the Vendors and the Purchaser covenant and agree, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by each party, as follows:

1.	The Vendors and the Purchaser hereby agree to amend the Acquisition Agreement as follows:

(i)	by deleting Section 1.1(zz) thereof in its entirety and by substituting therefor the following:

“(zz)	“Time of Closing” means 9:00 a.m. (Toronto time) on the Closing Date;”

(ii)	by deleting Section 2.1(b) thereof in its entirety and by substituting therefor the following:

“(b)	Fixed Assets All of the fixed assets owned by the Vendors set out on Schedule 2.1(b). A complete and accurate list of all of the fixed assets owned by the Vendors as of December 31, 2006 is attached as Schedule 2.1(b). On or prior to the Closing Date, a complete and accurate list prepared as of such date of all of the fixed assets acquired by the Vendors between December 31, 2006 and the close of business on the last business day prior to the Closing Date, and owned by the Vendors, shall be delivered by the Vendors to the Purchaser and attached as Schedule 2.1(b) and form part of this Agreement; provided that the aggregate amount of expenditures on such fixed assets shall not exceed One Hundred and Thirty Thousand Dollars ($130,000) without the prior consent of the Purchaser;”

(iii)	by deleting Section 2.1(d) thereof in its entirety and by substituting therefor the following:

“(d)	Inventories All inventories, including, without limitation, any spare or replacement parts as of the close of business on the last business day prior to the Closing Date, a complete and accurate listing of which as of such time shall be delivered by the Vendors to the Purchaser on or prior to the Closing Date;”

(iv)	by deleting Section 2.1(e) thereof in its entirety and by substituting therefor the following:

“(e)	Accounts Receivable All accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to any of the Vendors and the benefit of all security for such accounts, notes and debts as of the close of business on the last business day prior to the Closing Date, a complete and accurate listing of which as of such time shall be delivered by the Vendors to the Purchaser on or prior to the Closing Date;”

(v)	by deleting Section 2.1(g) thereof in its entirety and by substituting therefor the following:

“(g)	Agreements The Contracts described in Schedule 2.1(g) and all unfilled purchase orders as of the close of business on the last business day prior to the Closing Date, a complete and accurate list of which shall be prepared by the Vendors and delivered to the Purchaser on or prior to the Closing Date;”

(vi)	by deleting Section 3.1(b)(i) thereof in its entirety and by substituting therefor the following:

“(i)	Thirty Million Dollars ($30,000,000);”

(vii)	by deleting Section 3.3(b) thereof in its entirety and by substituting therefor the following:

“(b)	pay the sum of Thirty Million Dollars ($30,000,000), less the amount of the Deposit and any interest thereon, by wire transfer to the Vendors or as the Vendors may direct in writing;”

(viii)	by deleting Section 3.6(a) thereof in its entirety and by substituting therefor the following:

“(a)	Net Tangible Asset Adjustment. The amount payable by the Purchaser to the Vendors pursuant to this Section 3.6 will be adjusted dollar for dollar either:

(i)	upwards in the event that Net Tangible Assets, as calculated by the Statement of Net Tangible Assets as finally determined, exceed the sum of Nineteen Million Five Hundred Thousand Dollars ($19,500,000) plus the Bank Debt; or

(ii)	downwards in the event that Net Tangible Assets, as calculated by the Statement of Net Tangible Assets as finally determined, are less than the sum of Nineteen Million Five Hundred Thousand Dollars ($19,500,000) plus the Bank Debt.”

(ix)	by deleting Section 7.2 thereof in its entirety and by substituting therefor the following:

“7.2	Delivery of and Access to Books and Records

At the Time of Closing the Vendors shall leave for the Purchaser at the Vendors’ premises the books and records described in Section 2.1(j). The Purchaser agrees that it will preserve such books and records so delivered to it for a period of six (6) years from the Closing Date, or for such longer period as is required by any applicable law, and will permit the Vendors or their authorized representatives reasonable access thereto in connection with the affairs of the Vendors relating to the Purchased Business. The Purchaser shall not destroy such books and records without first according the Vendors an opportunity to make copies thereof in connection with the affairs of the Vendors relating to the Purchased Business.”

(x)	by deleting Section 7.8(b) thereof in its entirety and by substituting therefor the following:

“(b)	Effective as at the Time of Closing, the Purchaser agrees that it shall: (i) offer employment to all Employees on substantially the same terms and conditions of employment as are then applicable to the Employees either on a fixed term basis or on the basis of indefinite employment, including providing a benefits plan substantially similar to the Employee Plans without a waiting period; and (ii) assume and be liable for all liabilities and obligations in respect of such Employees, and will thereafter indemnify and hold harmless the Vendors from and against all Losses suffered or incurred by the Vendors as a result of or arising directly or indirectly out of, in connection with or pursuant to any claims and Losses by any such transferred Employees arising after the Time of Closing (the “Transferred Employees”), save and except for any claims or Losses relating to the period prior to the Time of Closing other than claims or Losses suffered or incurred by the Vendors as a result of, or arising in connection with, or pursuant to, any claims by any of such Employees under the Employment Standards Act (Ontario) or any other provincial equivalent thereto or the common or civil law relating to the dismissal or constructive dismissal by the Vendors of any such Employees upon completion of the transactions contemplated hereby. Notwithstanding the foregoing, the Purchaser may elect to offer term employment or not to offer any employment to one or more of the Employees provided that the Purchaser notifies the Vendors in writing no later than 5 days prior to the Closing Date which of the Employees to whom the Purchaser elects to offer term employment or elects to not offer employment, and the Purchaser shall indemnify and hold harmless the Vendors from and against all Losses suffered or incurred by the Vendors as a result of, or arising in connection with, or pursuant to, any claims by any of such Employees under the Employment Standards Act (Ontario) or any other provincial equivalent thereto or the common or civil law relating to the dismissal or constructive dismissal by the Vendors of any such Employees subsequent to the Purchaser so electing.”

(xi)	by adding the following sentence to the end of Section 7.8(h):

“(h)	Notwithstanding any other provision of this Agreement, the Vendors shall indemnify and hold harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser as a result of, or arising in connection with, or pursuant to, any claims by Andy Redmond under the Employment Standards Act (Ontario) or any other provincial equivalent thereto or the common or civil law relating to the dismissal or constructive dismissal of Andy Redmond.”

(xii)	by deleting Section 9.5 thereof in its entirety and by substituting therefor the following:

“(c)

The Vendors shall cause the signing authorities on their existing bank accounts with HSBC Bank Canada used in the operation of the Purchased Business to be changed to signing authorities designated by the Purchaser.

The Purchaser shall operate such accounts for the sole purpose of honouring payments made by the Vendors which remain outstanding as of the Time of Closing and shall be liable for and pay all expenses, fees and other charges in connection with the use of such accounts arising after such time. The Purchaser agrees to cause such accounts to be closed upon the earlier of six (6) months or the clearing of all outstanding items existing at the Time of Closing.”

2.	The Vendors and the Purchaser hereby agree that Transferred Employees shall continue to participate in and be provided benefits under the Employee Plans until May 31, 2007, provided that the Purchaser shall promptly reimburse the Vendors for all costs incurred by the Vendor in respect of such benefit coverages.

3.	The Vendors and the Purchaser hereby agree that, notwithstanding any other provision of the Acquisition Agreement, $262,000 being all amounts owing to Lisa Bates under the Employment Standards Act (Ontario) or any other provincial equivalent thereto or the common or civil law relating to her dismissal at the Time of Closing shall be paid by RGC at the Time of Closing, provided that the Purchaser shall reimburse RGC for fifty percent (50%) of such amount at or immediately following such time.

4.	On and after the date hereof, each reference in the Acquisition Agreement to “this Agreement” and each reference to the “Agreement” in any all other agreements, documents and instruments delivered in accordance with the Acquisition Agreement shall mean and be a reference to the Acquisition Agreement as amended by this Amending Agreement. Except as specifically amended by this Amending Agreement, the Acquisition Agreement and all exhibits and schedules attached thereto shall remain in full force and effect, unamended.

5.	This Amending Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

6.	This Amending Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

(Signature Page Follows – Remainder of Page Intentionally Left Blank)

Amending Agreement

IN WITNESS WHEREOF this Agreement has been executed by the parties.

RGC CANADA LTD.

By:	/s/ Andy Redmond
Name:	Andy Redmond
Title:

REDMOND GROUP OF COMPANIES LP, by its general partner RGC Canada Ltd.

By:	/s/ Andy Redmond
Name:	Andy Redmond
Title:

2064862 ONTARIO INC.

By:	/s/ Andy Redmond
Name:	Andy Redmond
Title:

AVS TECHNOLOGIES LIMITED PARTNERSHIP, by its general partner 2064862 Ontario Inc.

By:	/s/ Andy Redmond
Name:	Andy Redmond
Title:

SYNNEX CANADA LIMITED

By:	/s/ Simon Y. Leung
Name:	Simon Y. Leung
Title:	General Counsel and Corporate Secretary